MidWestOne Financial Group, Inc. -----------SM (31 9) 356-5800 Fax: (319) 356-5849 I 02 South Clinton Street Iowa City, IA 52240 September 27, 2022 Mr. Len D. Devaisher c/o MidWestOne Financial Group, Inc. 102 South Clinton Street Iowa City, Iowa 52240 Dear Len: In recogmtion of your service as the Interim Chief Executive Officer ("Interim CEO") of MidWestOne Financial Group, Inc. (the "Company") and MidWestOne Bank, the Compensation Committee of the Company's Board of Directors has decided to revise the "Compensation and Benefits" set forth in your Amended and Restated Employment Agreement dated March 8, 2022 (the "Employment Agreement") as follows: (1) For the time period commencing August 12, 2022 through the last date on which you serve as Interim CEO, you will be entitled to an additional monthly stipend (pro rated for any partial month) in the amount of $7,041.67. For the avoidance of doubt, this monthly stipend shall be in addition to the Annual Base Salary described in Section 3(a) of the Employment Agreement; but, except as set forth in item (2) below, shall not be considered to be part of your Annual Base Salary for purposes of the Employment Agreement. (2) With respect to your Incentive Bonus opportunity for the calendar year ending December 31, 2022, the Compensation Committee will apply the Incentive Bonus provisions of Section 3(b) of the Employment Agreement as if your "Annual Base Salary" was $495,000. For the avoidance of doubt, the Compensation Committee will calculate your 2022 Incentive Bonus using this deemed amount regardless of how long during 2022 you serve as Interim CEO. Except as set forth herein, the terms and conditions of your Employment Agreement will remain unchanged. Thank you for your commitment to the Company and MidWestOne Bank. 2246388.vl Very truly yours, MidWestOne Financial Group, Inc. Tracy McCormick Chair, Compensation Committee www.midwestone.com (800) 24 7-4418